Exhibit 3.1
Limited Partnerships Act South Tower Exhibit 3.1

D Individual [Z] Corporation or Registered Entity D Other Corporation or Registered Entity Corporation Name/Entity Name * Golden Credit Card GP Inc. Ontario Corporation Number (OCN)/Business Identification Number (BIN) * 6. Authorization [Z] * I, Leah Bedder confirm that the form has been signed by the required person Caution - The Act sets out penalties, including fines, for submitting false or misleading information. Required Signature Partner 1. Corporation Name Golden Credit Card GP Inc. 5306E (2022/12) Full Name and Position (e.g. director, officer, attorney) Boris Kogut, Director David Power, Director Signature Page 2 of 2